SCHEDULE 14A
                                (RULE 14A-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
            SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the registrant [x]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[x] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             THE VALSPAR CORPORATION
               (Name of Registrant as Specified in Its Charter)
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[x] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to exchange Act Rule 0-11:1

(4) Proposed maximum aggregate value of transaction:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:

1 Set forth the amount on which the filing fee is calculated and state how it was determined.






                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 28, 1996

The annual meeting of stockholders of The Valspar Corporation will be held at the offices of the Corporation at 1101 Third Street South, Minneapolis, Minnesota, on Wednesday, February 28, 1996 at 11:00 A.M., for the following purposes:

         1.       To elect four directors (Class I) for a term of three years;

         2. To approve an increase in the shares reserved under Key Employee Annual Bonus Plan.

         3. To ratify the appointment of independent auditors to examine the Corporation's accounts for the fiscal year ending October 25, 1996; and

         4. To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on December 29, 1995 are entitled to notice of and to vote at the meeting.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report for the year ended October 27, 1995 also accompanies this Notice.

                                   By Order of the Board of Directors,


                                   ROLF ENGH,
                                   Secretary

Approximate Date of Mailing of Proxy Material:
January 26, 1996

      PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.



                                     [LOGO]

                             1101 THIRD STREET SOUTH
                                  P.O. BOX 1461
                          MINNEAPOLIS, MINNESOTA 55440

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 28, 1996

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form. Shares will be voted in the manner directed by the stockholders. A stockholder giving a proxy may revoke it at any time before it is exercised by giving written notice of revocation to the Office of the Secretary of the Corporation.

Proxies are being solicited by mail, and, in addition, directors, officers and employees of the Corporation may solicit proxies personally, by telephone, telegram, or letter at no additional compensation to them. The Corporation will pay the expense of soliciting proxies, and will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of Common Stock.

If a shareholder abstains from voting on any matter, the Corporation intends to count the abstention as present for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders for the transaction of business. Additionally, the Corporation intends to count broker "non-votes" as present for purposes of determining the presence or absence of a quorum for the transaction of business. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and non-votes will not be counted as votes cast for or against items submitted for a vote of stockholders. Therefore, abstentions and broker non-votes have the same effect as votes against the proposals.

                               PROPOSAL NUMBER ONE
                              ELECTION OF DIRECTORS

As fixed by the Board of Directors in accordance with the Corporation's By-Laws, the Board of Directors consists of eleven members, divided into three classes of as nearly equal size as possible, each serving a term of three years. Thomas R. McBurney, Richard M. Rompala, Michael P. Sullivan and C. Angus Wurtele are the directors in Class I, with terms expiring at the annual meeting in 1996. The Board of Directors has nominated Messrs. McBurney, Rompala, Sullivan and Wurtele for re-election as Class I directors. Unless otherwise directed by the stockholders, it is intended that shares represented by proxy will be voted in favor of the election of the four nominees listed in Class I below, to hold office until the annual meeting in 1999 and until their successors are elected and qualify. If any of the nominees is unable or unwilling to stand for election, it is intended that shares represented by proxy will be voted for a substitute nominee recommended by the Board of Directors, unless the stockholder otherwise directs. The Board is not aware that any of the nominees is unable or unwilling to stand for election.


       NAMES, PRINCIPAL OCCUPATIONS FOR THE PAST FIVE YEARS AND SELECTED
               OTHER INFORMATION CONCERNING NOMINEES AND DIRECTORS

                   CLASS I NOMINEES FOR TERM EXPIRING IN 1999

THOMAS R. MCBURNEY        President, McBurney Management Advisors,
  Director since 1987     a management consulting firm for small businesses
  Age -- 57

Mr. McBurney has held his present position as President since 1990. Prior to 1990, Mr. McBurney served as Executive Vice President of The Pillsbury Company. Mr. McBurney is also a director of Security American Financial Enterprises, Wenger Corporation, Space Center Enterprises, Inc. and Greenspring Companies.

RICHARD M. ROMPALA        President and Chief Executive Officer
  Director since 1994     of the Corporation
  Age -- 49

Mr. Rompala has held his present position as Chief Executive Officer since October 1995 and President since March 1994. Prior to 1994, Mr. Rompala served as Group Vice President-Coatings and Resins for two years and Group Vice President-Chemicals for five years at PPG Industries, Inc.

MICHAEL P. SULLIVAN       President and Chief Executive Officer,
  Director since 1990     International Dairy Queen, Inc.
  Age -- 61

Mr. Sullivan has held his present position as President and Chief Executive Officer since 1987. Mr. Sullivan is also a director of International Dairy Queen, Inc., Allianz Life Insurance Company of North America and Opus U.S. Corporation.

C. ANGUS WURTELE          Chairman of the Board of the Corporation
  Director since 1970
  Age -- 61

Mr. Wurtele has held his present position as Chairman since 1973 and served as Chief Executive Officer from 1973 through October 1995. Mr. Wurtele is also a director of Donaldson Company, Inc., General Mills, Inc., Bemis Company, Inc. and IDS Mutual Fund Group.

               CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 1997

SUSAN S. BOREN            Former Senior Vice President-Customer
  Director since 1991     Development/Direct Response,
  Age -- 48               Department Store Division
                          of Dayton Hudson Corporation

Prior to 1996, Ms. Boren served as Senior Vice President since 1994 and served as Group Vice President -- Stores for Dayton's since 1991. Prior to 1991, Ms. Boren served as Senior Vice President -- Human Resources since 1989 for Dayton Hudson Department Stores. Ms. Boren is also a director of Inter-Regional Financial Group Inc.

RICHARD N. CARDOZO        Carlson Chair in Entrepreneurial Studies
  Director since 1976     and Professor of Marketing, Curtis L. Carlson
  Age -- 59               School of Management, University of Minnesota

Mr. Cardozo has held his present position as Carlson Chair since 1987 and professor since 1971.

ROBERT E. PAJOR           Vice Chairman of the Corporation
  Director since 1978
  Age -- 59

Mr. Pajor has held his present position since 1994 and served as President and Chief Operating Officer of the Corporation since 1981.

               CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL 1998

WILLIAM W. GEORGE         President and Chief Executive Officer,
  Director since 1984     Medtronic, Inc.
  Age -- 53

Mr. George has held his present position as President and Chief Executive Officer since 1991 and served as President and Chief Operating Officer since 1989. Mr. George is also a director of Medtronic, Inc., The Toro Company and Dayton Hudson Corporation.

KENDRICK B. MELROSE       Chairman and Chief Executive Officer,
  Director since 1984     The Toro Company
  Age -- 55

Mr. Melrose has held his present position as Chief Executive Officer since 1983 and Chairman since 1987. Mr. Melrose is also a director of BSI Corporation, Donaldson Company, Inc. and The Toro Company.

GREGORY R. PALEN          Chairman and Chief Executive Officer,
  Director since 1992     Spectro Alloys Corporation; Chief
  Age -- 40               Executive Officer, Palen/Kimball Company

Mr. Palen has held his present position as Chairman and Chief Executive Officer with Spectro Alloys Corporation, an aluminum recycler and manufacturing company, since 1988. He has been Chief Executive Officer of Palen/Kimball Company, a mechanical service company, since May 1993 and previously had been President since 1983. Mr. Palen is also a director of Palen/Kimball Company, North Central Life Insurance Company, Summit Leasing, Spectro Alloys Corporation, Polaris Industries Inc. and Information Management, Inc.

LAWRENCE PERLMAN          Chairman, President and Chief Executive
  Director since 1992     Officer, Ceridian Corporation
  Age -- 57

Mr. Perlman was elected Chairman of the Board in November 1992 and has held the position of President and Chief Executive Officer since 1990. Mr. Perlman is also a director of Seagate Technology, Inc., Computer Network Technology, Kmart Corporation and Inter-Regional Financial Group Inc.



BOARD COMMITTEES

The standing committees of the Board of Directors for 1995 were as follows:

NAME OF COMMITTEE          MEMBERSHIP

Audit Committee            Susan S. Boren, Richard N. Cardozo -- Chair,
                           William W. George, Thomas R. McBurney, Kendrick
                           B. Melrose, Gregory R. Palen, Lawrence Perlman and Michael P. Sullivan

Executive Committee        Thomas R. McBurney, Robert E. Pajor, Richard M.
                           Rompala and C. Angus Wurtele -- Chair

Compensation and           Susan S. Boren, William W. George -- Chair,
Nominating Committee       Thomas R. McBurney, Kendrick B. Melrose,
                           Lawrence Perlman and Michael P. Sullivan


The Board of Directors met six times during fiscal 1995.

The Audit Committee held two meetings during the fiscal year at which it reviewed the extent and scope of the audit and non-audit services provided by the Corporation's independent accountants, reviewed internal accounting procedures and controls with the Corporation's financial and accounting staff, and reviewed the comments made by the independent accountants in their letter of recommendation to management.

The Compensation and Nominating Committee held two meetings during the fiscal year at which it reviewed and approved the compensation plans and arrangements or granted options for officers, key employees and directors.

The Compensation and Nominating Committee will consider nominees for Board membership submitted by stockholders. Any such recommendation should be submitted in writing to the Corporation in care of Corporate Secretary, at 1101 Third Street South, Minneapolis, Minnesota 55415, along with the written consent of such nominee to serve as a director if so elected. Candidates for director should be persons with broad training and experience in their chosen fields and who have earned distinction in their activities.

During fiscal 1995, each director attended 75% or more of the meetings of the Board and of the committees on which the director served.

DIRECTOR COMPENSATION

Directors who are not officers of the Corporation receive an annual fee of $16,000, an attendance fee of $1,000 for each meeting of the Board of Directors and $1,000 for each meeting of a committee of the Board of Directors not held the same day as a Board of Directors meeting. Prior to January 1, 1996, directors who were not officers of the Corporation received an annual fee of $14,000. At a director's option, the annual fee may be paid by the Corporation purchasing shares of its Common Stock in the open market on behalf of the director. Any costs of such purchases are paid by the Corporation. In addition, immediately after each annual meeting of stockholders, commencing with the 1993 annual meeting, each non-employee director receives a grant of restricted stock under the Corporation's Restricted Stock Plan for Non-Employee Directors (the "Directors Plan"). The number of shares granted is determined by dividing one-half of the amount of the director's fees earned by the non-employee director for his or her services during the most recently ended fiscal year by the average closing price of the Corporation's Common Stock for the ten business days immediately prior to the date of the annual meeting. Grants of restricted stock for Board service in fiscal 1992 and 1993 provide that the shares of restricted stock are subject to forfeiture if the director's service is terminated within three years from the date of grant for any reason other than death, disability, retirement or a change of control of the Corporation. All grants for service in fiscal 1994 and subsequent years provide that the shares of restricted stock are not subject to forfeiture. The non-employee director cannot sell, assign, pledge or otherwise transfer any of the shares of restricted stock granted under the Directors Plan until he or she ceases to be a member of the Board of Directors.

                              CERTAIN TRANSACTIONS

The Leveraged Equity Purchase Plan (the "LEPP"), which was approved by the stockholders in February 1991, provides key employees (including executive officers) with loans from the Corporation, up to an aggregate amount of $6,000,000, to permit them to acquire Common Stock of the Corporation in the open market. The LEPP is administered by the Compensation and Nominating Committee, with the Committee selecting the individuals to be granted loans and determining the size of such loans. A participant may borrow from the Corporation 90% of the cost of the shares being purchased, such loan being evidenced by a nonrecourse promissory note bearing interest at a reasonable market rate and having a term up to five years. The outstanding loans bear an interest rate ranging from 6.5% to 8%. The following lists each executive officer whose loan from the Corporation exceeded $60,000 at any time during fiscal 1995, and indicates (i) the largest loan amount outstanding for such officer at any time since October 28, 1994, and (ii) the loan amount outstanding for such officer as of December 29, 1995:

                              LARGEST AMOUNT
        NAME OF                OUTSTANDING           AMOUNT OUTSTANDING
   EXECUTIVE OFFICER      SINCE OCTOBER 28, 1994   AS OF DECEMBER 29, 1995

Larry B. Brandenburger           $430,871                 $430,871
Stephen M. Briggs                 219,203                  218,448
Rolf Engh                         188,647                  182,691
Steven L. Erdahl                  404,844                  404,844
William L. Mansfield              186,203                  185,847
Robert E. Pajor                   325,196                  241,062
Paul C. Reyelts                   326,726                  326,726
Richard M. Rompala                971,141                  945,948
C. Angus Wurtele                  420,721                  308,144


                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table shows, for the fiscal years ended October 27, 1995, October 28, 1994 and October 29, 1993, the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to C. Angus Wurtele, the Corporation's Chairman of the Board and Chief Executive Officer, as of the end of fiscal 1995, and each of the four other most highly compensated executive officers of the Corporation (together with Mr. Wurtele, the "Named Executives"):

                          SUMMARY COMPENSATION TABLE

                                                  ANNUAL                          LONG TERM
                                               COMPENSATION                  COMPENSATION AWARDS
                                                                    RESTRICTED STOCK        OPTIONS            ALL OTHER
NAME AND PRINCIPAL POSITION*     YEAR     SALARY       BONUS(1)       AWARDS(2)(3)     (NO. OF SHARES)(4)   COMPENSATION(5)
C. Angus Wurtele                 1995    $520,763      $ 62,492         $282,254             13,195             $76,822
 Chairman of the Board and       1994     499,712        74,957          439,648             10,370              85,630
 Chief Executive Officer(6)      1993     476,838        47,684          308,991                -0-              70,214

Robert E. Pajor                  1995     434,707        52,165          235,612             10,820              63,058
 Vice Chairman                   1994     409,700        61,455          360,455              8,366              68,408
                                 1993     384,709        38,471          249,291              1,052              54,652

Richard M. Rompala               1995     431,539        51,785          233,894              8,800              74,716
 President(6)                    1994     223,082       250,000(7)       293,266             58,185                 -0-
                                 1993          --            --               --                 --                  --

William L. Mansfield             1995     195,769        23,492          153,874              8,815              25,537
 Vice President, Packaging       1994     178,942        58,612           63,542                410              29,133
                                 1993     169,712        20,026            6,110                435              20,735

Paul C. Reyelts                  1995     220,769        26,492          112,710              4,760              28,988
 Vice President, Finance         1994     202,885        30,433          158,656              4,240              36,171
                                 1993     192,885        19,288          126,339                561              26,723

*  As of October 27, 1995.

(1) Includes, for these fiscal years, (i) cash bonuses under the Incentive Bonus Plan and (ii) deferred bonuses awarded pursuant to the Deferred Bonus Plan for Management, subject to forfeiture if the individual voluntarily terminates employment or is discharged for cause within three years. Does not include bonuses under the Incentive Bonus Plan for these fiscal years received in restricted stock pursuant to elections under the Key Employee Annual Bonus Plan. See note (2) below and "Compensation Committee Report on Executive Compensation."

(2) Pursuant to the Key Employee Annual Bonus Plan, each of these individuals elected to receive his bonus under the Incentive Bonus Plan for fiscal 1995, 1994 and, if any, for fiscal 1993 in restricted stock, subject to forfeiture if the individual's employment terminates within three years for any reason other than death, disability, retirement or a change of control. See "Compensation Committee Report on Executive Compensation." The restricted stock received has a market value equal to twice the amount of the cash bonus that would have been paid absent the election.

(3) As of October 27, 1995, such individuals held the following numbers of shares of restricted stock with the following market values, based on the closing sale price of the Company's common stock on such date: Mr. Wurtele, 21,419 shares, $827,309; Mr. Pajor, 17,453 shares, $674,122;
         Mr. Rompala, 8,800 shares, $339,900; Mr. Mansfield, 2,070 shares, $79,954; Mr. Reyelts, 8,124 shares, $313,790. Dividends are paid on shares of restricted stock from the date of grant.

(4) Options indicated for fiscal 1995 were granted pursuant to the Key Employee Annual Bonus Plan based on twice the level of each individual's cash bonus for fiscal 1994, except that Mr. Rompala's 1994 option was granted in connection with his initial employment with the Corporation. Options indicated for fiscal 1995 exclude options granted in January 1996 pursuant to the Key Employee Annual Bonus Plan based on twice the level of cash bonus for fiscal 1995. See "Compensation Committee Report on Executive Compensation."

(5) Represents contributions or allocations by the Corporation to defined contribution or savings plans (tax-qualified and supplemental) on behalf of the Named Executive.

(6) As of October 28, 1995, Mr. Rompala was elected Chief Executive Officer. Mr. Rompala joined the Company in March, 1994.

(7)      Includes a bonus of $200,000 received upon joining the Company.


STOCK OPTIONS

The following table contains information concerning grants of stock options under the Corporation's 1991 Stock Option Plan to the Named Executives during fiscal 1995:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                                                                                               POTENTIAL
                                                                                            REALIZABLE VALUE
                                              % OF TOTAL                                   AT ASSUMED ANNUAL
                                               OPTIONS        EXERCISE                    RATE OF STOCK PRICE
                                              GRANTED TO       PRICE                        APPRECIATION FOR
                                              EMPLOYEES         PER        EXPIRATION        OPTION TERM(3)
NAME                   OPTIONS GRANTED(1)   IN FISCAL YEAR    SHARE(2)        DATE          5%          10%
C. Angus Wurtele             13,195              6.2           $34.50        1/5/05      $286,332     $725,461
Robert E. Pajor              10,820              5.1            34.50        1/5/05       234,794      594,884
Richard M. Rompala            8,800              4.2            34.50        1/5/05       190,960      483,824
William L. Mansfield          8,815              4.2            34.50        1/5/05       191,286      484,649
Paul C. Reyelts               4,760              2.3            34.50        1/5/05       103,292      261,705


(1) All options granted become exercisable starting one year from date of grant in 20% increments. Options include the right to pay the exercise price in cash or in previously acquired Common Stock.

(2) Exercise price is the fair market value of the Corporation's Common Stock, defined as the closing price on the day preceding the date that the option is granted.

(3) These assumed values result from certain prescribed rates of stock price appreciation. The actual value of these option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.

OPTION EXERCISES AND HOLDINGS

The following table sets forth information with respect to the Named Executives concerning the exercise of options during fiscal 1995 and unexercised options held as of October 27, 1995:

          AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                         SHARES                         NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                        ACQUIRED                             OPTIONS AT                  IN-THE-MONEY OPTIONS
                           ON           VALUE             OCTOBER 27, 1995              AT OCTOBER 27, 1995(2)
NAME                    EXERCISE     REALIZED(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
C. Angus Wurtele             0              --          2,074          21,491         $ 19,185        $134,466
Robert E. Pajor          1,890        $ 37,559         25,695          17,513          561,501         109,248
Richard M. Rompala           0              --         11,637          55,348           52,367         247,966
William L. Mansfield     2,600          69,592         11,021           9,143          252,012          41,600
Paul C. Reyelts          5,040         117,262          2,228           8,152           28,063          52,201


(1) The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of the Corporation's Common Stock on the date of exercise.

(2) The value of unexercised in-the-money options is based on the difference between the exercise price of the options and the fair market value of the Corporation's Common Stock on October 27, 1995.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Nominating Committee of the Board of Directors (the "Compensation Committee" or the "Committee") is comprised entirely of independent non-employee directors. The Committee is responsible for setting and administering the policies which govern both annual compensation and stock ownership programs. The Company's incentive plans are designed to condition a significant amount of an executive's compensation on the performance of the executive and of the Company as a whole. The compensation plans are also designed to encourage employee stock ownership. The Compensation Committee believes such ownership effectively motivates executives to increase shareholder value and aligns the interests of employees with those of the shareholders. In its administration of the various compensation plans, the Committee focuses on these goals of tying compensation to performance and encouraging executive stock ownership.


COMPENSATION OF EXECUTIVE OFFICERS

Salary. In setting each executive officer's base salary, the Committee considers quantitative measures related to the Corporation's financial performance as well as a number of qualitative measures related to the executive's duties and responsibilities. The Committee also compares the salary of its executive officers with salaries of executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the stock performance graph on page 11. Increases in base salary are determined on a calendar year basis in December of each year. The base salary of the Named Executives increased by an average of 8% from 1994 to 1995. The increases for 1995 reflected general corporate performance, based on sales, expenses, profits, unit growth and return on equity for fiscal 1994.

Bonus Programs. Since prior to fiscal 1988, the Corporation has had a policy of granting incentive bonuses to its key employees (including executive officers), referred to as the "Incentive Bonus Plan." In the first quarter of each fiscal year, specific performance targets are identified for each participant in the Incentive Bonus Plan, including both general corporate measures of performance (such as net income, gallon sales growth, return on equity and total expenses) and specific measures of performance within the participant's area of responsibility. After the end of such fiscal year, if the participant remains employed by the Corporation, a bonus of up to a specified percentage of the participant's salary (45% for executive officers) will be paid, depending on the level of achievement of such participant's performance targets. For executive officers, general corporate performance measures and specific measures within the executive's area of responsibility are included. Among these corporate performance measures, net income is generally weighted most heavily. The bonus earned by the Named Executives under the Incentive Bonus Plan for fiscal 1995 ranged from 25% to 39% of salary. Each of the Named Executives elected to receive the bonus in restricted stock pursuant to the Key Employee Annual Bonus Plan described in the following paragraph, with the restricted stock vesting in three years and with the market value of the shares of restricted stock equal to twice the amount of the cash bonus on the date of grant. The Named Executives also will receive stock options in January 1996 pursuant to the Key Employee Annual Bonus Plan, with the aggregated market value of the shares covered by the option on the date of grant equal to twice the amount of the cash bonus.

Pursuant to the Key Employee Annual Bonus Plan, adopted for fiscal 1993 and subsequent years, the Committee may select those key employees (including executive officers) who are eligible to participate in the plan. Prior to the beginning of each fiscal year, an employee selected for that fiscal year to participate in the plan can elect to convert all or any portion of his or her cash bonus under the Incentive Bonus Plan into a grant of restricted stock, with the number of shares granted having a market value equal to twice the amount of the cash bonus. The participant must be employed on the last day of the fiscal year to receive the restricted stock grant for that fiscal year, and the restricted stock is granted in January of the following year. The restricted stock is forfeitable for three years from the date of grant if the participant's employment with the Corporation terminates for any reason other than death, disability, retirement or a change of control. In addition, each employee selected for the fiscal year to participate in this plan who earns a cash bonus under the Incentive Bonus Plan also receives a non-qualified stock option, with the number of shares subject to the option determined by dividing twice the participant's total cash bonus by the market value of the Common Stock. See "Proposal Two -- Approval of Increase in Shares Reserved Under Key Employee Annual Bonus Plan." Twenty-nine members of the Valspar Leadership Group (the top 100 managers of the Corporation), including all executive officers, were selected to participate for fiscal year 1995 in the plan. The remaining members of the Valspar Leadership Group were selected to participate in the Annual Option Bonus Plan, in which a participant receives stock options, with the number of options equal to the cash bonus under the Incentive Bonus Plan divided by the market value of the Common Stock.

In addition, the Management Committee, consisting of all executive officers for fiscal 1995, participate in the Deferred Bonus Plan, which provides for the award of deferred cash incentive bonuses. On January 1 of each year, the Corporation calculates the amount of the deferred bonus for each executive officer with respect to the Corporation's preceding fiscal year. The amount of such deferred bonus equals a percentage, ranging from 0% to 15% of the employee's salary earned in the previous fiscal year, depending on the Corporation's three-year trailing averages for earnings per share growth, return on average equity and gallon sales growth computed as set forth in the Deferred Bonus Plan. These three factors are weighted equally under the plan. The deferred bonus earned for each of the Named Executives was 12% of salary, reflecting the Corporation's three-year trailing average for these factors. The deferred bonus becomes payable on the third anniversary of the calculation date (the "Maturity Date"), and is subject to forfeiture if the participant voluntarily terminates employment or is discharged for cause prior to such date. Additionally, the deferred bonus will at the maturity date be applied toward payment of any outstanding loans under the Corporation's Leveraged Equity Purchase Plan.

Option Programs. In 1991, the Corporation's stockholders approved the adoption of the Corporation's 1991 Stock Option Plan and the reservation of 1,000,000 shares of common stock for issuance upon exercise of options granted thereunder. Options granted under the 1991 Plan are granted at exercise prices equal to the fair market value of the Corporation's Common Stock at the closing price on the day preceding the date of grant. The options granted to the Named Executives in 1995 were calculated under the Key Employee Annual Bonus Plan as described under "Bonus Programs" above, with the aggregated market value of the shares of each option equal to twice the amount of the executive's cash bonus.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive and four other most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation. In December 1995, the Internal Revenue Service issued final regulations under Section 162(m). The Committee will continue to consider the continued deductibility of future compensation arrangements, in light of the final regulations, as one factor to consider in executive compensation decisions for executives. The Company will comply with the regulations if compliance is consistent with corporate objectives. However, deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Corporation may enter into compensation arrangements in the future under which compensation is not fully deductible under Section 162(m).


COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

In setting Mr. Wurtele's base salary, the Committee considered quantitative measures related to the Corporation's financial performance as well as a number of qualitative measures related to Mr. Wurtele's duties and responsibilities. The Committee also compared Mr. Wurtele's salary with salaries of chief executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the stock performance graph on page 11. Mr. Wurtele's base salary increased approximately 4% from fiscal 1994 to fiscal 1995. This increase reflected general corporate performance, based on sales, expenses, profits, unit growth and return on equity. The Corporation also had a policy of granting incentive bonuses to Mr. Wurtele under the Incentive Bonus Plan. Mr. Wurtele's performance targets included net income, gallon sales growth, return on equity and total expenses. Mr. Wurtele was eligible for a bonus of up to 45% of his salary, depending upon the level of achievement of these performance targets. Net income of the Corporation was weighted most heavily in connection with Mr. Wurtele's compensation. Mr. Wurtele's bonus earned under the Incentive Bonus Plan for fiscal 1995 was $141,127 if received in cash, or 27% of his salary. As described above under "Compensation of Executive Officers -- Bonus Programs," Mr. Wurtele elected to receive the bonus in restricted stock and will also receive stock options in January 1996 pursuant to the Key Employee Annual Bonus Plan. Mr. Wurtele also has participated in the Deferred Bonus Plan which is described above. For fiscal 1995, Mr. Wurtele's deferred bonus was $62,492, or 12% of salary, reflecting the Corporation's three-year trailing average for earnings per share growth, return on average equity and gallon sales growth.


                     SUBMITTED BY THE COMPENSATION COMMITTEE
                      OF THE COMPANY'S BOARD OF DIRECTORS:

                    Susan S. Boren           Kendrick B. Melrose
                    William W. George        Lawrence Perlman
                    Thomas R. McBurney       Michael P. Sullivan


STOCK PERFORMANCE GRAPH

The graph below compares the Corporation's cumulative total shareholder return for the last five fiscal years with the cumulative total return of (1) the Standard & Poor's 500 Stock Index and (2) a Peer Group of companies selected by the Corporation on a line-of-business basis. The graph assumes the investment of $100 in the Corporation's Common Stock, the S&P 500 Index and the Peer Group at the end of fiscal 1990 and the reinvestment of all dividends.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
      AMONG THE VALSPAR CORPORATION, THE S&P 500 INDEX AND A PEER GROUP*

[GRAPH]

                                     CUMULATIVE TOTAL RETURN

                         1990    1991     1992    1993    1994     1995
          Valspar        $100    $149     $212    $267    $309     $332
          Peer Group     $100    $142     $175    $196    $222     $227
          S&P 500        $100    $133     $147    $169    $176     $220


Assumes $100 invested on October 31, 1990 in the Common Stock of The Valspar Corporation, the S&P 500 Index and a line-of-business Peer Group, including reinvestment of dividends.

* PPG Industries, Inc., Rohm and Haas Company, Ferro Corporation, NL Industries, Inc., H.B. Fuller Company, The Sherwin-Williams Company, RPM, Inc., Standard Brands Paint Company, Pratt & Lambert, Inc., Lilly Industries, Inc., Lawter International, Inc., Guardsman Products, Inc., Detrex Corporation. Grow Group, Inc. was excluded from the Peer Group as a result of being acquired by another company during 1995.


                               PROPOSAL NUMBER TWO
  APPROVAL OF INCREASE IN SHARES RESERVED UNDER KEY EMPLOYEE ANNUAL BONUS PLAN

On December 13, 1995, the Board of Directors of the Corporation amended The Valspar Corporation Key Employee Annual Bonus Plan (the "Annual Bonus Plan"), subject to approval by the stockholders, to increase the total number of shares of Common Stock available for issuance under the Annual Bonus Plan. The amendment increases the total number of shares available for grants of restricted stock under the Annual Bonus Plan by 500,000 shares, to a total of 700,000 shares. The additional shares will be used by the Corporation to continue the existing bonus program consistent with the purposes of the Annual Bonus Plan.

SUMMARY OF THE ANNUAL BONUS PLAN

On February 24, 1993, the stockholders of the Corporation adopted the Annual Bonus Plan. The Corporation reserved up to 200,000 shares of Common Stock for grants of restricted stock under the Annual Bonus Plan and filed a registration statement covering the issuance of such shares. The Corporation adopted the Annual Bonus Plan primarily to afford certain key employees (including executive officers), upon whose judgment, initiatives and efforts the Corporation is largely dependent for the successful conduct of its business, the opportunity to obtain a proprietary interest in the growth and performance of the Corporation. This purpose is accomplished by encouraging the conversion of performance based cash bonuses to grants of the Corporation's restricted stock and by granting options to acquire the Corporation's stock based on the performance of the participant.

Administration and Types of Awards. The Annual Bonus Plan is administered by the Board's Compensation Committee which has the power to interpret the Annual Bonus Plan and select those key employees (including executive officers) who are eligible to receive restricted stock and stock options pursuant to the Annual Bonus Plan in connection with their cash bonus under the Corporation's Incentive Bonus Plan. Twenty-nine members of the Valspar Leadership Group (the top 100 managers of the Corporation), including all executive officers, were selected to participate for fiscal 1995 in the Annual Bonus Plan.

Prior to the beginning of each fiscal year, an employee selected for that fiscal year to participate in the Annual Bonus Plan can elect to convert all or any portion of the cash bonus that the participant may earn under the Annual Bonus Plan into a grant of restricted stock. The number of shares granted shall be determined by dividing twice the amount of the cash bonus that is converted into restricted stock by the average closing price of the Corporation's Common Stock for the ten business days immediately prior to the date on which the cash bonus will otherwise be paid. On December 29, 1995, the closing sale price of the Corporation's Common Stock was $44.625 per share.

The participant must be employed on the last day of any fiscal year to receive any restricted stock grant for that fiscal year. Any restricted stock generally shall be forfeitable for three years from the date of grant if the participant's employment with the Corporation terminates for any reason other than death, disability, retirement or a "change of control." For purposes of the Annual Bonus Plan, a "change of control" means: (i) an increase or decrease of any person's equity ownership in the Corporation by more than twenty percentage points from the level on February 24, 1993, or (ii) certain changes in the composition of the Corporation's Board of Directors.

In addition, each employee selected for the fiscal year to participate in the Annual Bonus Plan who earns a cash bonus under the Incentive Bonus Plan shall receive a nonqualified stock option. Such options are granted under the terms of the 1991 Stock Option Plan and do not reduce the number of shares available for restricted stock grants under the Annual Bonus Plan. Each option will be granted on the date on which the participant's cash bonus option shall be determined, with the number of shares subject to the option determined by dividing twice the participant's total cash bonus by the average closing price of the Corporation's Common Stock for the ten business days prior to the date on which the cash bonus will be paid. The option price shall be the closing price of a share of the Corporation's Common Stock on the day prior to the date on which the number of shares included in the nonqualified stock option is determined. Generally, each option shall have a term of ten years and shall become exercisable as to 20% of shares on each of the five succeeding anniversaries of the date of grant. If the participant's employment terminates because of death, disability, retirement or a "change of control," the option shall immediately become fully exercisable.

Amendment. The Board of Directors or the Compensation Committee may terminate or amend the Annual Bonus Plan at any time, except that the terms of the nonqualified stock options or restricted stock grants then outstanding shall not be affected without the consent of the participant. Neither the Board of Directors nor the Compensation Committee may amend the Annual Bonus Plan without the approval of the Corporation's stockholders if the amendment would materially increase the total number of shares of Common Stock that may be granted to participants, materially increase the benefits accruing to any participant or materially modify the requirements as to eligibility for participation in the Annual Bonus Plan.

Certain Federal Income Tax Considerations. Participants who receive all or any portion of their cash bonus in the form of restricted stock are not required to recognize compensation taxable as ordinary income in the year that the restricted stock is granted. Instead, these participants will recognize compensation taxable as ordinary income for the year in which the shares of stock are no longer subject to a risk of forfeiture. Any dividends paid with respect to restricted stock prior to the time that the risk of forfeiture lapses will be treated as additional compensation income, while dividends paid after the risk of forfeiture lapses will be taxed as dividend income.

Nonqualified stock options granted to participants under the terms of the 1991 Stock Option Plan are not intended to and do not qualify for the favorable tax treatment available to incentive stock options under Section 422 of the Internal Revenue Code. Generally, no tax results upon the grant of a nonqualified stock option. In the year that the nonqualified stock option is exercised, the participant must recognize compensation taxable as ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise.

The Corporation will receive a deduction equal to the amount of compensation the participant is required to recognize as ordinary income, whether from a cash payment, the lapse of the risk of forfeiture on restricted stock or the exercise of a nonqualified stock option, if the Corporation complies with any applicable federal income tax withholding.

RESTRICTED STOCK GRANTED UNDER THE ANNUAL BONUS PLAN

Approximately 160,844 shares of restricted stock have been granted to date under the Annual Bonus Plan. The maximum number of shares currently issuable for restricted stock grants under the Annual Bonus Plan is 200,000. On adoption of the proposed amendment, the maximum aggregate number of shares issuable under the Annual Bonus Plan will be increased to 700,000.

The following table sets forth information as to the restricted stock that was granted to each of the Named Executives and each of the groups described below for performance in fiscal 1995 pursuant to the Annual Bonus Plan. Each grant of restricted stock under the Annual Bonus Plan vests on the third anniversary of its grant.

                          1995 RESTRICTED STOCK GRANTS


NAME OF INDIVIDUAL          POSITION OR TITLE                            NUMBER OF
OR NUMBER IN GROUP       AS OF OCTOBER 27, 1995     DOLLAR VALUE ($)   SHARES GRANTED
C. Angus Wurtele          CEO and Chairman             $  282,254           6,437
Robert E. Pajor           Vice Chairman                   235,612           5,373
Richard M. Rompala        President                       233,894           5,334
William L. Mansfield      Vice President, Packaging       153,874           3,509
Paul C. Reyelts           Vice President, Finance         112,710           2,570
All executive officers
 as a group, consisting of 9 persons                   $1,344,111          30,652
Non-executive employee group                           $  778,171          17,746


Each participant in the Annual Bonus Plan also received a nonqualified stock option to purchase a number of shares of Common Stock approximately equal to the number of shares of restricted stock set forth above, pursuant to the terms described under "Summary of the Annual Bonus Plan".

VOTE REQUIRED

The Board recommends that the stockholders approve the increase in the shares authorized for grants of restricted stock under the Annual Bonus Plan. The affirmative vote of the majority of the shares represented at the annual meeting is required for approval of the Annual Bonus Plan.

                              PROPOSAL NUMBER THREE
                             APPOINTMENT OF AUDITORS

Unless otherwise directed by the stockholders, shares represented by proxy at the meeting will be voted in favor of ratification of the appointment of the firm of Ernst & Young LLP to examine the accounts of the Corporation for the year ending October 25, 1996. Management believes that neither Ernst & Young LLP nor any of its partners presently has or has held within the past three years any direct or indirect interest in the Corporation. A representative of Ernst & Young LLP is expected to be present at the 1996 annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

At least once each year, the non-officer directors, acting as the Audit Committee, review the services that may be provided by Ernst & Young LLP during the year, consider the effect that performing such services might have on audit independence, and approve guidelines under which management may engage Ernst & Young LLP to perform non-audit services.

                      OUTSTANDING SHARES AND VOTING RIGHTS

Stockholders of record on December 29, 1995 will be entitled to receive notice of and vote at the meeting. As of the record date, there were outstanding and entitled to be voted at the meeting 21,996,071 shares of Common Stock, each share being entitled to one vote.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following information concerning ownership of Common Stock of the Corporation is furnished as of the record date, unless otherwise indicated, with respect to all persons known by the Corporation to be the owner, of record or beneficially, of more than five percent of the outstanding Common Stock of the Corporation. Unless otherwise indicated, the stockholders listed in the table below have sole voting and investment powers with respect to the shares indicated.


NAME AND ADDRESS                           SHARES          PERCENT
OF BENEFICIAL OWNER                  BENEFICIALLY OWNED    OF CLASS

C. Angus Wurtele                        2,678,736(1)         12.2%
1101 Third Street South
Minneapolis, MN 55415

Norwest Bank Minnesota, N.A.            3,937,707(2)         17.9%
6th and Marquette
Minneapolis, MN 55479

Nicholas Company, Inc.                  1,112,200(3)          5.1%
700 North Water Street
Milwaukee, WI 54202

The Capital Group Companies, Inc.       2,304,140(4)         10.5%
333 South Hope Street
Los Angeles, CA 90071


(1) Includes 93,622 shares held as of October 31, 1995 through the Valspar Stock Ownership Trust, 8,724 shares held as of October 31, 1995 through the Valspar Profit Sharing Plan, 6,787 shares which may be acquired within 60 days by exercise of an outstanding option, 10,000 shares owned by Mr. Wurtele's wife and 691,040 shares held for his benefit as co-trustee with Norwest Bank Minnesota, N.A. Includes 4,850 shares held in trust for a child for which his wife is co-trustee and 36,000 shares held in trust for a child for which Norwest Bank Minnesota, N.A. is co-trustee. Does not include 397,100 shares held in trust for benefit of adult children for which Norwest Bank Minnesota, N.A. is co-trustee. Mr. Wurtele disclaims any beneficial ownership of such excluded shares.

(2) Norwest Bank Minnesota, N.A., as trustee, reports shared investment and voting power over 3,769,292 shares of Common Stock, including the shares disclosed in Note (1) above.

(3) Nicholas Company, Inc., as an investment adviser, reports no voting power over such shares and sole investment power over all such shares.

(4) Shares reported on Schedule 13G as of April 30, 1995. Certain operating subsidiaries of The Capital Group Companies, Inc., exercised investment discretion over various institutional accounts which held as of April 30, 1995, 2,304,140 shares of the Corporation. Capital Guardian Trust Company, a bank, and one of such operating companies, exercised investment discretion over 623,940 of said shares. Capital Research and Management Company, a registered investment adviser, and Capital International Limited and Capital International, S.A., other operating subsidiaries, had investment discretion with respect to 1,509,000, 53,900 and 117,300 shares, respectively, of the above shares.

SHARE OWNERSHIP OF MANAGEMENT

The following table lists, as of December 29, 1995, the beneficial ownership of Common Stock for all directors, each of the Named Executives and all directors and executive officers as a group. Except as otherwise indicated, no director or executive officer owns as much as 1% of the total outstanding shares of Common Stock.

NAME                     SHARES(1)      NAME                     SHARES(1)

Susan S. Boren             2,898        Gregory R. Palen             4,511(3)
Richard N. Cardozo         4,366        Robert E. Pajor            306,031(2)(4)
William W. George         15,697        Lawrence Perlman             2,306
William L. Mansfield      35,598(2)     Paul C. Reyelts            175,774(2)(5)
Thomas R. McBurney         5,519        Richard M. Rompala          51,516(2)
Kendrick B. Melrose        6,146        Michael P. Sullivan          5,367(6)
All directors and executive
 officers as a group                                             3,461,416(2)(7)


(1) Except as otherwise indicated, each person possesses sole voting and investment power with respect to shares shown as beneficially owned.

(2) Includes shares indirectly owned as of October 31, 1995 through the Valspar Stock Ownership Trust and the Valspar Profit Sharing Plan, respectively and over which each participant has sole voting power, as follows: Mr. Pajor -- 77,779, 5,140; Mr. Rompala -- 229, 0; Mr.
         Mansfield -- 4,392, 0; Mr. Reyelts -- 15,706, 4,376; and executive officers as a group, 212,216, 20,681. Also includes the following numbers of shares which may be acquired within 60 days by exercise of outstanding options under the Corporation's stock option plans, as follows: Mr. Pajor, 29,532 shares; Mr. Rompala, 13,397 shares; Mr. Mansfield, 12,866 shares; Mr. Reyelts, 4,028 shares; and executive officers as a group, 97,701 shares.

(3)      Includes 60 shares owned by Mr. Palen's wife.

(4) Includes 40,000 shares owned by Mr. Pajor's wife. Mr. Pajor beneficially owns 1.4% of the outstanding Common Stock.

(5)      Includes 800 shares owned by Mr. Reyelts' wife.

(6) Does not include 263 shares owned by household member for which Mr. Sullivan disclaims any beneficial ownership.

(7) Represents 15.7% of the outstanding Common Stock. Includes shares owned by C. Angus Wurtele as indicated under "Share Ownership of Certain Beneficial Owners" above.

                             ADDITIONAL INFORMATION

OTHER BUSINESS

Management is not aware of any matters to be presented for action at the meeting, except matters discussed in the Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

1997 STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the Annual Meeting in 1997 must be submitted to the Corporation in appropriate written form on or before September 30, 1996.

                                        By Order of the Board of Directors,


                                        ROLF ENGH,
                                        Secretary

Minneapolis, Minnesota
January 26, 1996



                          PLEASE SIGN, DATE AND RETURN
                      YOUR PROXY IN THE ENCLOSED ENVELOPE.


                                                                           PROXY

                             THE VALSPAR CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints THOMAS R. MCBURNEY, ROBERT E. PAJOR, RICHARD
M. ROMPALA and C. ANGUS WURTELE, and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of The Valspar Corporation to be held on Wednesday, February 28, 1996 at 11:00 A.M., at the offices of the Corporation at 1101 Third Street South, Minneapolis, Minnesota, and at any adjournments thereof, on any matter properly coming before the meeting, and specifically the following:
                        (continued on the other side)


             Please mark your vote as indicated in this example [x]

(1) To elect four directors (Class I) for a term of three years:

 THOMAS R. MCBURNEY, RICHARD M. ROMPALA, MICHAEL P. SULLIVAN, C. ANGUS WURTELE

             FOR all nominees listed          WITHHOLD authority
              (except as marked to              to vote for all
                 the contrary)                  nominees listed
                       [ ]                            [ ]

(Instructions: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.)

(2) To approve an increase in the shares reserved under the Corporation's Key Employee Annual Bonus Plan.

                          For     Against    Abstain
                          [ ]       [ ]        [ ]

(3) Ratification of the appointment of Ernst & Young LLP as the independent public accountants of the Corporation.

                          For     Against    Abstain
                          [ ]       [ ]        [ ]

(4) The undersigned authorizes the Proxies to vote in their discretion upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1, 2 and 3.

                                          _____________________________________

                                          _____________________________________
                                               Signature of Stockholder(s)

                                          Date: _______________________________

                                          NOTE: Please sign your name exactly as
                                          it is shown at the left. When signing
                                          as attorney, executor, administrator,
                                          trustee, guardian or corporate
                                          officer, please give your full title
                                          as such. EACH joint owner is requested
                                          to sign.

Please sign, date and return this proxy promptly in the enclosed postage paid envelope.


                                                                      APPENDIX A


                             THE VALSPAR CORPORATION
                         KEY EMPLOYEE ANNUAL BONUS PLAN


PURPOSE:

The purpose of The Valspar Corporation Key Employee Annual Bonus Plan is to more closely align the goals and motivation of management with those of other Valspar shareholders and to provide key personnel with a long-term capital appreciation opportunity. This purpose is accomplished by granting options to acquire Valspar stock based on the performance of the Participant and Valspar and by encouraging the conversion of performance based cash bonuses to grants of restricted Valspar stock.

DEFINITIONS:

"Bonus and Election Form" shall mean the form used from time to time by Valspar for Participants to make elections under the Plan for each Fiscal Year.

"Cash Bonus Amount" shall mean the amount determined for a Participant for a particular Fiscal Year as set forth in Section 2 below. The amount of the Cash Bonus Amount will not change if all or part is converted into a restricted stock grant pursuant to the terms of this Plan.

"Change of Control" shall be deemed to have occurred if (i) any person increases or decreases its percentage equity ownership in Valspar by more than twenty percentage points from that person's percentage equity ownership in Valspar on the date hereof or (ii) a majority of the members of the board of directors of Valspar were not nominated and approved by the board of directors as it existed prior to the election of such directors. For the purposes of this definition, a "person" shall include an individual, corporation, partnership, trust or other legal entity or any group of such persons acting in concert. In calculating the ownership interest of any person, all securities for which such person is a beneficial owner as that term is used in Rule 13d-3, as then in effect, under the Securities Exchange Act of 1934 shall be included.

"Compensation Committee" shall mean the compensation committee of the Board of Directors of Valspar as constituted from time to time; provided, however, each member of the Compensation Committee shall be a "disinterested person" within the meaning of Rule 16b-3, as then in effect, under the Securities Exchange Act of 1934.

"Disability" shall mean permanent disability as that term is defined under the long term disability insurance coverage offered by Valspar to its employees at the time the determination is to be made.

"Eligible Employee" shall mean an Employee that the Compensation Committee has determined to permit to become a Participant.

"Employee" shall mean each person who is an employee of Valspar which term shall include both full and part-time employees but shall not include independent contractors providing services to Valspar.

"Fiscal Year" shall mean the period corresponding with each of the fiscal years of Valspar.

"Option Plan" shall mean The Valspar Corporation 1991 Stock Option Plan.

"Participant" shall mean an Eligible Employee that has executed a Bonus and Election Form and who remains a Participant pursuant to the provisions of
Section 1 of the Plan.

"Plan" shall mean The Valspar Corporation Key Employee Annual Bonus Plan, as set forth herein and as amended from time to time.

"Plan Administrator" shall mean the person or persons designated as such from time to time by the Compensation Committee. If no person is designated as the Plan Administrator, the Plan Administrator shall be the Secretary of Valspar.

"Retirement" shall mean the termination of employment with Valspar at any time after the Employee has attained the age of sixty years for any reason other than Termination for Cause.

"Stock" shall mean the common stock of Valspar, par value $.50 per share.

"Termination for Cause" shall mean the termination of employment with Valspar as a result of an illegal act, gross insubordination or willful violation of a Valspar policy by an Employee.

"Valspar" shall mean The Valspar Corporation, a Delaware corporation, with its principal offices in Minneapolis, Minnesota.

PLAN:

1.   Participants.

     From time to time, the Compensation Committee shall determine the Employees who will be Eligible Employees under the Plan. As soon as possible after the Compensation Committee has made its determination, the Plan Administrator will notify each Eligible Employee of her/his eligibility. An Eligible Employee shall become a participant by executing a Bonus and Election Form and filing it with the Plan Administrator. A Participant will cease being a Participant upon the earlier of (i) her/his termination of employment with Valspar for any reason or
(ii) a determination by the Compensation Committee that he/she shall no longer be an Eligible Employee.

2.   Cash Bonus Amount.

     Each Participant will be eligible to earn a Cash Bonus Amount calculated as a percentage of that Participant's base salary for the Fiscal Year based on the performance of the Participant and/or Valspar for such Fiscal Year as determined by the Participant and his/her supervisor and as recorded in writing in an individual bonus plan for such Participant. A Participant must be an Employee on the last day of the Fiscal Year to earn any Cash Bonus Amount.

3.   Restricted Stock Grant.

     (a) A Participant may elect prior to the beginning of each Fiscal Year to convert all or any portion of his/her Cash Bonus Amount for that Fiscal Year into a grant of restricted Stock. The number of shares of Stock contained in the grant of restricted Stock for each Fiscal Year shall be determined by dividing twice the Cash Bonus Amount for that Fiscal Year that is converted into a grant of restricted Stock by the average closing price of one share of Stock on the New York Stock Exchange for the ten business days immediately prior to the date on which the Cash Bonus Amount for such Fiscal Year was to be paid.

     (b) Notwithstanding the fact that the number of shares of Stock contained in the grant of restricted Stock is not determined until after the end of each Fiscal Year, a Participant who is a Participant on the last day of a Fiscal Year shall be entitled to his/her Cash Bonus Amount and/or grant of restricted Stock for such Fiscal Year even if such Participant is not a Participant on the date the Cash Bonus Amount is determined or paid or when the number of shares of Stock to be contained in the grant of restricted Stock is determined or the certificate representing those shares is issued.

     (c) Immediately upon determination of the number of shares of Stock contained in the grant of restricted Stock, Valspar shall cause to be issued a stock certificate representing such shares of Stock in the name of the Participant. All certificates representing shares of Stock that are subject to the risk of forfeiture set forth in Section 3(d) below shall be held for Valspar by the Plan Administrator; provided, however, the person in whose name the certificate is issued shall be entitled to vote the shares represented by such certificate and receive dividends attributable thereto until such time, if ever, the shares are forfeited pursuant to Section 3(d) below.

     (d) The shares of Stock contained in each grant of restricted Stock are forfeitable for three years from the date of the grant if the Participant's employment with Valspar terminates for any reason other than death, Disability, Retirement or Change of Control. Such shares of Stock shall not be forfeitable if the Participant's employment with Valspar terminates during such three year period as a result of the Participant's death, Disability or Retirement or a Change of Control of Valspar or if the Participant's employment with Valspar terminates after the end of such three year period. At such time as the foregoing risk of forfeiture lapses, the certificate representing the shares of Stock shall be distributed to the person in whose name it was issued, or if appropriate that person's estate. If the shares of Stock are forfeited, the certificate representing those shares shall be cancelled.

4.   Nonstatutory Stock Options.

     (a) For each Fiscal Year, each Participant that earns a Cash Bonus Amount for that Fiscal Year, will be granted a nonstatutory stock option under the Option Plan. The number of shares of Stock included in the nonstatutory stock option will be determined by dividing twice the Cash Bonus Amount by the average closing price of one share of Stock on the New York Stock Exchange for the ten business days prior to the date on which the Cash Bonus Amount for such Fiscal Year was to be paid.

     (b) Each such option shall be evidenced by an option agreement between the Participant and Valspar which shall be prepared and executed as soon as possible after the determination of the number of shares of Stock to be covered by the option. The option agreement shall provide for an exercise price per share equal to the closing price of one share of Stock on the New York Stock Exchange on the day prior to the date on which the number of shares of Stock included in the nonstatutory stock option is determined, a term of ten years, vesting at the rate of 20% per year so that the option will be fully exercisable five years after the date of grant and will permit the option to be exercised by surrendering other shares of Stock owned by the Participant. The option agreement shall also provide for full vesting in the event that the Participant's employment with Valspar terminates as a result of death, Disability, Retirement or Change of Control. Except in the case of Termination for Cause, the option agreement shall permit the exercise of the vested portion of the option within thirty days (one year in the event of death) after the Employee's termination of employment with Valspar.

5.   Miscellaneous.

     (a) The Board of Directors of Valspar or the Compensation Committee may, at any time and without further action on the part of the shareholders of Valspar, terminate this Plan or make such amendments as it deems advisable and in the best interests of Valspar; provided, however, that no such termination or amendment shall, without the consent of the Participant, materially adversely affect or impair the right of the Participant with respect to a Cash Bonus Amount that the Participant has already earned or a grant of restricted Stock or a nonstatutory stock option that the Participant has already received; and provided, further, that unless the shareholders of Valspar shall have approved the same, no amendment shall, either directly or indirectly:

         (1) Materially increase the total number of shares of Stock that may be awarded under this Plan to all Participants;

         (2) Materially increase the benefits accruing to Participants under the Plan; or

         (3) Materially modify the requirements as to eligibility for participation in the Plan.

     (b) Valspar shall be entitled to withhold and deduct from future wages of a Participant or from the Cash Bonus Amount, or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to the lapse of restrictions applicable to the grant of restricted Stock pursuant to the Plan, or shall require the Participant promptly to remit the amount of such withholding tax obligations to Valspar before issuing any certificate for shares of Stock awarded under a grant of restricted Stock. Subject to such rules as the Compensation Committee may adopt, the Committee may, in its sole discretion, permit a Participant to satisfy such withholding tax obligations, in whole or in part, with shares of Stock having an equivalent fair market value or by electing to have Valspar withhold shares of Stock having an equivalent fair market value from the shares that may be issued pursuant to a grant of restricted Stock; provided, however, that the Participant must comply with any applicable provisions of Rule 16b-3 or its successor, as then in effect, of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended.



                                                                      APPENDIX B


                   AMENDMENT TO KEY EMPLOYEE ANNUAL BONUS PLAN
                             Dated December 13, 1995

         WHEREAS, on October 21, 1992 this Board of Directors adopted The Valspar Corporation Key Employee Annual Bonus Plan (the "Plan"), and the Board reserved 200,000 shares of Common Stock of the Corporation for grants of restricted stock under the Plan; and

         WHEREAS, 118,432 shares of restricted stock have been granted to date under the Plan, and the Board believes that an increase in the reserve for restricted stock grants under the Plan is appropriate to accommodate anticipated future restricted stock awards under the Plan, in order to further the purposes of the Plan.

         NOW, THEREFORE, BE IT RESOLVED, that the Plan be, and it hereby is, amended, subject to shareholder approval, to provide that an aggregate 700,000 shares of Common Stock of the Corporation shall be available for grants of restricted stock pursuant to the Plan.

FURTHER RESOLVED, that the following officers of the Corporation be authorized and empowered to execute and deliver on behalf of the Corporation a Registration Statement on Form S-8 covering the additional shares subject to the Plan, and to take any and all other actions necessary or appropriate to further the purposes of the foregoing resolutions: Chairman of the Board, Vice Chairman, President Vice President-Finance, Secretary and Treasurer.